Exhibit 10.1.3

ENTERPRISE BANK AND TRUST COMPANY

FIRST AMENDMENT TO SALARY CONTINUATION AGREEMENT

THIS FIRST AMENDMENT is adopted this 19th day of December, 2008 by and between ENTERPRISE BANK AND TRUST COMPANY, a state-chartered commercial bank located in Lowell, Massachusetts (the “Bank”), and ROBERT R. GILMAN (the “Executive”).

The Bank and the Executive have previously executed that certain Salary Continuation Agreement on July 15, 2005 effective as of January 1, 2005 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended.  Therefore, the following changes shall be made:

Sections 1.2 and 1.13 of the Agreement shall be deleted in their entirety.

Section 1.17 of the Agreement shall be deleted in its entirety and replaced by the following:

1.17                           “Separation from Service” means termination of the Executive’s employment with the Bank for reasons other than death or Disability.  Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

The first sentence of Section 2.1 of the Agreement shall be deleted in its entirety and replaced by the following:

2.1                                 Normal Retirement Benefit.  If the Executive reaches Normal Retirement Age prior to experiencing a Separation from Service, the Bank shall distribute the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

The first sentence of Section 2.3 of the Agreement shall be deleted in its entirety and replaced by the following:

2.3                                 Disability Benefit.  Upon the occurrence of Disability prior to Normal Retirement Age, the Bank shall distribute the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

The first sentence of Section 2.4 and Subsections 2.4.1 and 2.4.2 of the Agreement shall be deleted in their entirety and replaced by the following:

2.4                                 Change of Control Benefit.  Upon a Change in Control, the Bank shall distribute the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1                        Amount of Benefit.  The benefit under this Section 2.4 is the Normal Retirement Benefit amount described in Section 2.1.1.  The Executive shall be one hundred percent (100%) vested in the Normal Retirement Benefit upon a Change in Control.

2.4.2                        Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) consecutive equal monthly installments commencing within thirty (30) days following a Change in Control.  The annual benefit shall be distributed to the Executive for twenty (20) years.

The following Section 2.6 shall be added to the Agreement immediately following Section 2.5:

2.6                                 Change in Form or Timing of Distributions.  For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Sections 8.1 and 8.2 below, amend this Agreement to delay the timing or change the form of distributions; provided, however, that any such amendment:

(a)                                  may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

(b)                                 must, for benefits distributable under Sections 2.1 and 2.3, be made at least twelve (12) months prior to the first scheduled distribution;

(c)                                  must, for benefits distributable under Sections 2.1, 2.2 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)                                 must take effect not less than twelve (12) months after the amendment is made.

The first sentence of Section 3.1 of the Agreement shall be deleted in its entirety and replaced by the following:

3.1                                 Death Benefit.  If the Executive dies prior to experiencing a Separation from Service and prior to reaching Normal Retirement Age, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1 in lieu of any other benefit under Article 2 of this Agreement.

Section 8.1, including without limitation Subsections 8.1.1 and 8.1.2, of the Agreement shall be deleted in its entirety and replaced by the following:

8.1                                 Amendments.  This Agreement may be amended only by a written agreement signed by the Bank and the Executive.  However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative or administrative changes of applicable tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

The following Sections 8.3 and 8.4 shall be added to the Agreement immediately following Section 8.2:

8.3                                 Plan Termination Generally.  This Agreement may be terminated only by a written agreement signed by the Bank and the Executive.  Any termination of this Agreement shall not result in any loss of accrued benefits to the Executive, and the benefit to the Executive hereunder in the event of any such termination shall be the Account Value as of the date this Agreement is terminated.  Except as provided in Section 8.4 below, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3 of this Agreement.

8.4                                 Plan Terminations Under Section 409A.  Notwithstanding anything to the contrary in Section 8.3 above, if this Agreement is terminated under any of the following circumstances, then the Bank may distribute the Account Value, as determined as of the date of such termination, to the Executive in a lump sum, subject to the terms set forth below:

(a)                                  Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all of the Bank’s arrangements that are substantially similar to this Agreement are likewise terminated so that the Executive and all participants in such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

(b)                                 Upon the Bank’s dissolution or with the approval of the Federal Deposit Insurance Corporation or any successor federal agency, provided that the amounts deferred under this Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which this Agreement is terminated; (ii) the calendar year in which the amount payable to the Executive under this Agreement is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)                                  Upon the Bank’s termination of this Agreement and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) such termination and accompanying liquidation of the Account Value does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date on which the Bank takes all necessary action to irrevocably terminate this Agreement and liquidate the Account Value.

IN WITNESS OF THE ABOVE, the Executive and a duly authorized representative of the Bank have signed this First Amendment as a sealed instrument.

Executive:

Enterprise Bank and Trust Company

/s/ Robert R. Gilman	By:	/s/ John P. Clancy, Jr.
Robert R. Gilman	Title: Chief Executive Officer